Exhibit 99.1

FOR RELEASE: Thursday, May 1, 2025 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net loss for the quarter ended March 31, 2025 of $83,000, or $(0.03) per basic and diluted share, compared to net income of $873,000, or $0.36 per basic and diluted share, for the same period in 2024.

Robert T. Strong, Chief Executive Officer stated, “First quarter results historically are not the best of our calendar year. Our first quarter results of this year certainly proved true with slightly less than a breakeven performance. The trends in the country’s real gross domestic product shrinkage of -0.3% in the first quarter 2025 from growth of 2.4% in the fourth quarter of 2024 is a testament to the reality we have experienced.”

Mr. Strong added, “Uncertainty of the country’s direction in world trade and other domestic issues have had the effect of slowing commitments in the business sector. The housing market has failed to thrive so far this year, rendering our mortgage banking subsidiary to a relatively neutral production mode. Small Business loans both in the SBA category and our portfolio category are slow to close with business owners waiting to gauge the momentum of 2025.”

Mr. Strong continued, “On a more positive note, the Bank’s pipeline for commercial loans, SBA loans and mortgage loans is relatively strong which would indicate that as the uncertainty in political direction is clarified, our prospects for loan closings should improve.”

Mr. Strong commented, “We have been reporting weakness in the small business sector of our loan portfolio which still exists. Although both the non-performing loans as a percentage of total loans receivable, net and our non-performing assets as a percentage of total assets experienced a marginal increase over the previous quarter ended December 31, 2024, both have improved over the quarter ended March 31, 2024. Our Texas Ratio is 9.22% at the quarter ended March 31, 2025, down from 11.96% at the quarter ended March 31, 2024. Additionally, I am pleased to report that the Bank’s Total Risk-Based Capital Ratio improved to 13.92% at March 31, 2025 from 13.61% at March 31, 2024.”

Mr. Strong concluded, “As always, our current and continued business strategy focuses on long-term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

Comparison of Quarter-over-Quarter Operating Results

Net loss amounted to $83,000 for the three months ended March 31, 2025, a decrease of $956,000, or 109.5%, compared to net income of $873,000 for the three months ended March 31, 2024. The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in interest and dividend income of $2.2 million, an increase in non-interest expense of $419,000, and a decrease in net income from discontinued operations of $406,000, partially offset by a decrease in interest expense of $930,000, a decrease in the provision for credit losses of $695,000, a decrease in the net provision for income taxes from continuing operations of $262,000, and an increase in non-interest income of $178,000.

The $2.2 million, or 18.1%, decrease in interest and dividend income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $69.8 million from $658.4 million for the three months ended March 31, 2024 to $588.7 million for the three months ended March 31, 2025 and had the effect of decreasing interest income $1.2 million, a 35 basis point decrease in the average yield on loans receivable, net from 6.82% for the three months ended March 31, 2024 to 6.47% for the three months ended March 31, 2025, and had the effect of decreasing interest income $519,000, and a $31.1 million decrease in the average balance of due from banks – interest earning, which decreased from $68.2 million for the three months ended March 31, 2024 to $37.1 million for the three months ended March 31, 2025, and had the effect of decreasing interest income $356,000.

The $930,000, or 13.9%, decrease in interest expense for the three months ended March 31, 2025 over the comparable period in 2024 was driven by a $1.3 million, or 21.0%, decrease in interest expense on deposits, which was primarily attributable to reduced correspondent banking activity. Also contributing to the decrease in interest expense for the three months ended March 31, 2025 was a $237,000, or 97.9%, decrease in the interest expense on Federal Home Loan Bank long-term borrowings due to a $23.3 million, or 92.8%, decrease in the average balance of Federal Home Loan Bank long-term borrowings which decreased from $25.1 million for the three months ended March 31, 2024 to $1.8 million for the three months ended March 31, 2025 and a $32,000, or 6.6%, decrease in interest expense on subordinated debt. These decreases in interest expense were partially offset by a $479,000, or 100.0%, increase in the interest expense on Federal Home Loan Bank short-term borrowings due to a $43.2 million, or 100.0%, increase in the average balance of Federal Home Loan Bank short-term borrowings which increased from none for the three months ended March 31, 2024 to $43.2 million for the three months ended March 31, 2025, and a $116,000, or 100.0% increase in interest expense on senior debt. The average interest rate spread increased from 2.06% for the three months ended March 31, 2024 to 2.13% for the three months ended March 31, 2025 while the net interest margin decreased from 2.96% for the three months ended March 31, 2024 to 2.63% for the three months ended March 31, 2025.

The $695,000, or 61.2%, decrease in the provision for credit losses for the three months ended March 31, 2025 over the three months ended March 31, 2024 was primarily due to a decrease in loans receivable, net, partially offset by an increase in charge-offs during the three months ended March 31, 2025.

The $178,000, or 11.3%, increase in non-interest income for the three months ended March 31, 2025 over the comparable period in 2024 was primarily attributable to a $279,000, or 996.4%, increase in gain on sale of SBA loans, a $121,000, or 12.9%, increase in net gain on sale of loans, and a $33,000, or 21.7%, increase in insurance commissions. These increases were partially offset by a $195,000, or 85.9%, decrease in other fees and service charges, a $60,000, or 29.1%, decrease in mortgage banking, equipment lending and title abstract fees, and a $4,000, or 100.0%, decrease in real estate sales commissions, net.

The $419,000, or 8.2%, increase in non-interest expense for the three months ended March 31, 2025 over the comparable period in 2024 was primarily due to a $181,000, or 72.4%, increase in occupancy and equipment expense, a $139,000, or 52.9%, increase in data processing expense, an $82,000, or 58.2%, increase in professional fees, a $55,000, or 11.3%, increase in other expense, a $14,000, or 27.5%, increase in directors’ fees and expenses, and a $13,000, or 15.1%, increase in advertising expense. These increases were partially offset by a $52,000, or 30.1%, decrease in FDIC deposit insurance assessment, and a $13,000, or 0.4%, decrease in salaries and employee benefits expense.

The provision for income tax from continuing operations decreased $262,000, or 99.2%, from $264,000 for the three months ended March 31, 2024 to $2,000 for the three months ended March 31, 2025 due primarily to a decrease in pre-tax income.

Comparison of Financial Condition

The Company’s total assets at March 31, 2025 were $650.4 million, a decrease of $34.8 million, or 5.1%, from $685.2 million at December 31, 2024. This decrease in total assets was primarily due to a $14.1 million, or 22.4%, decrease in cash and cash equivalents, a $13.3 million, or 20.7%, decrease in loans held for sale, and an $8.3 million, or 1.6%, decrease in loans receivable, net of allowance for credit losses. The largest decreases within the loan portfolio occurred in commercial real estate loans which decreased $9.6 million, or 3.2%, commercial business loans which decreased $8.9 million, or 7.8%, and one-to-four family non-owner occupied loans which decreased $946,000, or 2.8%. Partially offsetting these decreases were construction loans which increased $4.2 million, or 22.7%, one-to-four family owner occupied loans which increased $4.1 million, or 15.9%, and home equity loans which increased $2.8 million, or 49.3%. Also contributing to the decrease in assets was a $208,000, or 12.5%, decrease in investment securities available for sale, and a $40,000, or 2.5%, decrease in premises and equipment, net. Partially offsetting the decrease in total assets was a $686,000, or 31.0%, increase in investment in Federal Home Loan Bank stock, at cost, a $301,000, or 3.9%, increase in prepaid expenses and other assets, a $227,000, or 5.7%, increase in accrued interest receivable, and a $30,000, or 0.7%, increase in bank-owned life insurance.

Loans held for sale decreased $13.3 million, or 20.7%, from $64.3 million at December 31, 2024 to $50.9 million at March 31, 2025 as the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $19.6 million of one-to-four family residential loans during the three months ended March 31, 2025 and sold $24.8 million of loans in the secondary market. The Bank’s commercial real estate subsidiary, Oakmont Commercial, LLC, originated $9.4 million of commercial real estate loans during the three months ended March 31, 2025 and sold $17.8 million of loans in the secondary market during this same period. Additionally, the Bank originated $4.9 million of SBA loans and sold $3.7 of loans in the secondary market in the same period.

Total deposits decreased $45.7 million, or 8.3%, to $507.6 million at March 31, 2025 from $553.3 million at December 31, 2024. This decrease in deposits was primarily attributable to a decrease of $47.8 million, or 100.0%, in interest bearing checking accounts as the Company exited one of its correspondent banking relationships. Also contributing to the decrease in deposits was a decrease of $18.0 million, or 11.1%, in money market accounts, and a $62,000, or 12.6%, decrease in savings accounts. These decreases in deposits were partially offset by an increase of $19.0 million, or 6.7%, in certificates of deposit, and an increase of $1.1 million, or 1.9%, in non-interest bearing checking accounts.

Total Federal Home Loan Bank (FHLB) borrowings increased $17.1 million, or 35.8%, to $65.0 million at March 31, 2025 from $47.9 million at December 31, 2024. During the period ended March 31, 2025, the Company borrowed $60.0 million of FHLB short-term borrowings, paid down $40.0 million of FHLB short-term borrowings, and paid down $2.9 million of FHLB long-term borrowings.

Senior debt, net of unamortized debt issuance costs, increased $9.5 million, or 100.0% from none at December 31, 2024 as the Company entered into a Senior Unsecured Note Purchase Agreement with certain institutional accredited investors pursuant to which the Company issued an aggregate of $9.75 million in aggregate principal amount of Fixed Rate Unsecured Senior Notes due March 1, 2028 (the “Notes”) in a private placement. The Company issued to an accredited individual investor an additional $250,000 in principal amount of the Notes as of March 4, 2025 for a total of $10.0 million in aggregate principal amount. The Notes bear interest at a fixed annual rate of 11.00%, payable semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2025. The maturity date of the Notes is March 1, 2028.

Subordinated debt, net of unamortized debt issuance costs, decreased $14.0 million, or 63.6%, to $8.0 million at March 31, 2025 from $22.0 million at December 31, 2024 as the Company used the net proceeds from the sale of the Senior Debt Notes to repay a portion of the outstanding $14.0 million aggregate principal amount of its 8.5% Fixed Rate Subordinated Notes upon their maturity on March 15, 2025.

Total stockholders’ equity from continuing operations decreased $353,000, or 0.7%, to $52.3 million at March 31, 2025 from $52.6 million at December 31, 2024. Contributing to the decrease were dividends paid of $341,000, and net loss for the period ended March 31, 2025 of $83,000. The decrease in stockholders’ equity was partially offset by amortization of stock awards and options under our stock compensation plans of $61,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $9,000, and other comprehensive income, net of $1,000.

Non-performing loans at March 31, 2025 totaled $5.9 million, or 1.13%, of total loans receivable, net of allowance for credit losses, consisting of $5.4 million of loans on non-accrual status and $513,000 of loans 90-days or more delinquent. Non-accrual loans consist of one one-to-four family residential owner occupied loan, eight commercial real estate loans, and twelve commercial business loans. Included in the twelve commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan, one commercial real estate loan and two commercial business loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the period ended March 31, 2025, seven commercial business loans totaling $419,000 that were previously on non-accrual were charged-off through the allowance for credit losses. Non-performing loans at December 31, 2024 totaled $5.7 million, or 1.07%, of total loans receivable, net of allowance for credit losses, consisting of $3.9 million of loans on non-accrual status and $1.8 million of loans 90-days or more delinquent. Non-accrual loans consist of one commercial real estate loan, and ten commercial business loans. Included in the ten commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan and two commercial real estate loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the year ended December 31, 2024, 19 commercial business loans totaling $1.6 million, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At March 31,	At December 31,
	2025	2024
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$48,859	$62,989
Investment in interest-earning time deposits	912	912
Investment securities available for sale at fair value	1,458	1,666
Loans held for sale	50,946	64,281
Loans receivable, net of allowance for credit losses (2025: $6,388; 2024: $6,476)	526,374	534,693
Accrued interest receivable	4,188	3,961
Investment in Federal Home Loan Bank stock, at cost	2,900	2,214
Bank-owned life insurance	4,477	4,447
Premises and equipment, net	1,586	1,626
Goodwill	515	515
Other intangible, net of accumulated amortization	65	77
Prepaid expenses and other assets	8,088	7,787
Total Assets	$650,368	$685,168

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$60,928	$59,783
Interest-bearing	446,654	493,469
Total deposits	507,582	553,252
Federal Home Loan Bank short-term borrowings	65,000	45,000
Federal Home Loan Bank long-term borrowings	-	2,855
Subordinated debt	8,000	22,000
Senior debt	9,487	-
Accrued interest payable	773	937
Advances from borrowers for taxes and insurance	2,044	3,122
Accrued expenses and other liabilities	5,218	5,385
Total Liabilities	598,104	632,551

Total Stockholders’ Equity	52,264	52,617
Total Liabilities and Stockholders’ Equity	$650,368	$685,168

QUAINT OAK BANCORP, INC. Consolidated Statements of Operations (In Thousands, except share data)

	For the Three Months Ended March 31,
	2025	2024
	(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,523	$11,232
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	403	890
Total Interest and Dividend Income	9,926	12,122

Interest Expense
Interest on deposits	4,729	5,986
Interest on Federal Home Loan Bank short-term borrowings	479	-
Interest on Federal Home Loan Bank long-term borrowings	5	242
Interest on Federal Reserve Bank short-term borrowings	1	-
Interest on subordinated debt	452	484
Interest on senior debt	116	-
Total Interest Expense	5,782	6,712
Net Interest Income	4,144	5,410
Provision for Credit Losses – Loans	326	1,084
Provision for Credit Losses – Unfunded Commitments	115	52
Net Interest Income after Provision for Credit Losses	3,703	4,274

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	146	206
Real estate sales commissions, net	-	4
Insurance commissions	185	152
Other fees and services charges	32	227
Net loan servicing income	4	2
Income from bank-owned life insurance	30	28
Net gain on sale of loans	1,056	935
Gain on the sale of SBA loans	307	28
Total Non-Interest Income	1,760	1,582

Non-Interest Expense
Salaries and employee benefits	3,650	3,663
Directors' fees and expenses	65	51
Occupancy and equipment	431	250
Data processing	402	263
Professional fees	223	141
FDIC deposit insurance assessment	121	173
Advertising	99	86
Amortization of other intangible	12	12
Other	541	486
Total Non-Interest Expense	5,544	5,125
(Loss) income from continuing operations before income taxes	(81)	731
Income Taxes	2	264
Net (loss) income from continuing operations	(83)	467
Income from discontinued operations	-	564
Income tax from discontinued operations	-	158
Net income from discontinued operations	-	406
Net (Loss) Income	$(83)	$873

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$(0.03)	$0.20
Earnings per share from discontinued operations – basic	$-	$0.16
Earnings per share, net – basic	$(0.03)	$0.36
Average shares outstanding – basic	2,626,967	2,450,814
Earnings per share from continuing operations – diluted	$(0.03)	$0.20
Earnings per share from discontinued operations – diluted	$-	$0.16
Earnings per share, net – diluted	$(0.03)	$0.36
Average shares outstanding - diluted	2,626,967	2,450,814
Book value per share, end of period	$19.89	$20.84
Shares outstanding, end of period	2,627,397	2,407,048

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.30%	6.63%
Average rate on interest-bearing liabilities	4.17%	4.57%
Average interest rate spread	2.13%	2.06%
Net interest margin	2.63%	2.96%
Average interest-earning assets to average interest-bearing liabilities	113.59%	124.57%
Efficiency ratio	70.40%	73.29%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.13%	1.28%
Non-performing assets as a percent of total assets	0.91%	1.00%
Allowance for credit losses as a percent of non-performing loans	107.45%	97.24%
Allowance for credit losses as a percent of total loans receivable, net	1.20%	1.23%
Texas Ratio (2)	9.22%	11.96%

(1)  Asset quality ratios are end of period ratios.

(2)  Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, Chief Executive Officer (215) 364-4059

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